UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2007
EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton Center Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)
(216) 523-5000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2007 Actions Under Incentive Compensation Plans
1. On February 27, 2007, the Compensation and Organization Committee of the Board of Directors of the registrant (the “Committee”) established corporate performance criteria for incentive compensation awards to be earned in 2007 and payable in 2008 to all officers and approximately 1400 other employees under the registrant’s Executive Incentive Compensation Plan (the “EIC Plan”). At the same meeting, the Committee established individual target percentages for all officers under the EIC Plan. The corporate performance criteria established for 2007 are specific Cash Flow Return on Gross Capital and Earnings Per Share targets, weighted equally. Awards for 2007, if any, payable under the EIC Plan will be based on the registrant’s performance in 2007 against these criteria, as well as a discretionary assessment of each participant’s performance in 2007. The individual incentive targets approved for the executive officers named in the summary compensation table of the registrant’s 2006 Proxy Statement (consisting of the Chairman and Chief Executive Officer and the five next most highly compensated officers)(the “Named Executive Officers”), range from 72% to 105% of these officers’ base salaries.
2. Also on February 27, 2007, the Committee established individual incentive targets for each of the registrant’s officers for the 2007—2010 Award Period under the registrant’s Executive Strategic Incentive Plan I (the “ESI Plan”). The 2007 targets established for the Named Executive Officers range from $372,500 to $1,800,000. The ESI Plan is filed as Exhibit 10(w) to the registrant’s Form 10-K Report for the year ended December 31, 2006. Awards, if any, for the 2007-2010 Award Period under the ESI Plan will be paid in 2011 in cash (unless the participant previously filed a deferral of receipt election with the registrant). The actual amount of the awards will depend upon the performance of the registrant against corporate objectives to be established by the Committee and a discretionary assessment of the participant’s performance over the four-year award period. The registrant will report the adoption of the corporate objectives for the 2007-2010 Award Period on a future Report on Form 8-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation

Date: March 2, 2007	/s/ R. H. Fearon

R. H. Fearon Executive Vice President - Chief Financial and Planning Officer